SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated December 18, 2007

of

ZALE CORPORATION

A Delaware Corporation

IRS Employer Identification No. 75-0675400

SEC File Number 001-04129

901 West Walnut Hill Lane

Irving, Texas  75038

(972) 580-4000

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On December 19, 2007, Mary Elizabeth Burton resigned from her positions as President and Chief Executive Officer and as a director of Zale Corporation (the “Company”).

                Effective December 20, 2007, Neal Goldberg was elected President and Chief Executive Officer and as a director of the Company.

                Pursuant to the terms of an offer letter between the Company and Mr. Goldberg, Mr. Goldberg will receive (1) $925,000 per annum in base compensation, (2) a sign-on bonus of $800,000, inclusive of relocation costs, (3) options to purchase 300,000 shares of common stock at a purchase price of $16.17 per share (the closing price on the December 20, 2007, date of grant), subject to four year vesting, (4) 250,000 shares of restricted stock, subject to three year vesting, (5) an annual incentive bonus based upon the Company’s performance, with a target level of 125% of base compensation and a maximum level of 200% of base compensation, subject to a guaranty of the target bonus level for the first twelve months of employment, (6) reimbursement of up to $25,000 in legal fees attendant to negotiation of his employment agreement, and (7) customary benefits including vacation.  The offer letter provides for an initial term of three years and automatic one year renewals  on each anniversary unless previously terminated.

                Mr. Goldberg is 48 years old.  From January 2004 until December 2007, he was the President of The Children’s Place Retail Stores, Inc., a leading specialty retailer of children’s merchandise marketed under “The Children’s Place” and “Disney Store” brands.  From September 2001 to October 2003 he was the President of The Gap Inc.’s Outlet Division, a distributor of clothing.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

Date:	December 26, 2007	By:	/s/ Rodney Carter
Rodney Carter
Executive Vice President, Chief Administrative Officer and Chief Financial Officer